News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                    (305) 500-4053

RYDER REPORTS FOURTH QUARTER AND FULL-YEAR 2012 RESULTS AND PROVIDES 2013 FORECAST

•	Q4 Comparable EPS from Continuing Operations Up 21% to $1.17

•	Q4 EPS from Continuing Operations Increase 16% to $1.07

•	Q4 Operating Revenue Grows 4%; Total Revenue Up 3%

•	Full-Year Comparable EPS from Continuing Operations Up 16% to $4.04

•	Full-Year EPS from Continuing Operations Up 18% to $3.91

•	Full-Year Operating Revenue Up 5%; Total Revenue Grows 3% to $6.3 Billion

•	2013 Comparable EPS Forecast of $4.70 to $4.85 vs. $4.41 for 2012; Excludes Non-Operating Pension Expenses of $0.24 in 2013 and $0.37 in 2012

MIAMI, January 31, 2013 - Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share from continuing operations for the three-month period ended December 31, 2012 were $1.07, compared with $0.92 in the year-earlier period. Earnings from continuing operations for the fourth quarter of 2012 were $54.9 million, compared with $47.7 million in the year-earlier period. Earnings per diluted share for the fourth quarter of 2012 included an after-tax charge of $0.10 or $5.1 million associated with certain vehicle-related losses from Superstorm Sandy, for which insurance recoveries remain uncertain and have not been recognized. Earnings per diluted share in the year-earlier period included an after-tax charge of $0.05 or $2.4 million for planned restructuring costs related to the integration of an acquisition. Excluding these items in both periods, comparable earnings per diluted share from continuing operations for the fourth quarter of 2012 were $1.17, up 21% from $0.97 in the year-earlier period, and comparable earnings from continuing operations of $60.1 million increased 20% from $50.1 million in the year-earlier period. The increase in comparable earnings reflects strong performance in both business segments, Fleet Management Solutions (FMS) and Supply Chain Solutions (SCS).
Total revenue for the fourth quarter of 2012 was $1.58 billion, up 3% from $1.54 billion in the same period last year. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) was $1.29 billion, up 4% from $1.24 billion in the year-earlier period, reflecting organic full service lease growth as well as increased volumes and new business in the SCS automotive sector. FMS business segment total and operating revenue improved 4% due to higher full service lease revenue. SCS business segment total revenue increased 2% reflecting higher operating revenue. SCS operating revenue grew 4% largely reflecting improved volumes and new business in both the automotive industry and dedicated services as well as higher fuel cost pass-throughs.
Net earnings per diluted share (including discontinued operations) for the three-month period ended December 31, 2012 were $1.05 versus $0.93 in the year-earlier period. Earnings per diluted share from discontinued operations (previously announced in 2009) for the fourth quarter of 2012 totaled a loss of $0.02 compared with income of $0.01 in the same period of 2011. Net earnings for the fourth quarter of 2012 were $53.8 million versus $48.1 million in the year-earlier period.
Commenting on the Company's fourth quarter and full-year 2012 performance, Ryder Executive Chairman Greg Swienton said, “We closed 2012 with a strong fourth quarter that included higher revenue and double-digit earnings growth. For full-year 2012, we delivered a 5% increase in operating revenue and earnings per share growth of 16%, despite unexpected mid-year challenges in rental demand. In Fleet Management Solutions, we grew our full service lease fleet and expanded our contract maintenance business. Within Supply Chain Solutions, we saw strong performance and growth in our automotive business and dedicated services offering. We are also pleased that both our earnings and return on capital spread have returned to pre-recession levels.”

Fourth Quarter Business Segment Operating Results

Fleet Management Solutions
In the FMS business segment, total revenue in the fourth quarter of 2012 was $1.12 billion, up 4% compared with the year-earlier period, due to higher operating revenue. Fuel services revenue in the fourth quarter of 2012 increased 3%, due to higher fuel prices passed through to customers. Operating revenue (revenue excluding fuel) in the fourth quarter of 2012 was $849.5 million, up 4%. Full service lease revenue increased 6%, due to higher prices on replacement vehicles and organic fleet growth. Commercial rental revenue decreased 1%, reflecting lower market demand, although pricing was higher.
The FMS business segment's pre-tax earnings were $86.0 million in the fourth quarter of 2012, up 17% from $73.8 million in the same period of 2011. Increased earnings reflect improved full service lease results (due to lower maintenance costs on a newer fleet and organic growth), as well as lower compensation-related expenses. Earnings growth was partially offset by lower commercial rental performance, as a result of lower market demand on a 3% smaller average fleet. Rental power fleet utilization was a strong 78% for the fourth quarter of 2012, a decline of only 70 basis points from the year-earlier high demand period. Year-over-year rental utilization comparisons improved significantly versus the first half of 2012. This increase reflects primarily the benefit of fleet right-sizing actions taken earlier in the year, as well as better-than-expected fourth quarter demand, due, in part, to Superstorm

Sandy recovery efforts. Business segment earnings before tax (EBT) as a percentage of operating revenue were 10.1% in the fourth quarter of 2012, up 100 basis points compared with 9.1% in the same quarter a year ago.

Supply Chain Solutions
In the SCS business segment, fourth quarter 2012 total revenue was $575.3 million, up 2%, as higher operating revenue offset lower subcontracted transportation. Operating revenue (revenue excluding subcontracted transportation) was $489.1 million, an increase of 4% compared with the same quarter a year ago. SCS operating revenue comparisons primarily benefited from increased volumes and new business in both the automotive sector and dedicated services, as well as higher fuel costs passed through to customers.
The SCS business segment's pre-tax earnings in the fourth quarter of 2012 were $31.0 million, up 22% from $25.5 million in the same quarter of 2011. The increase was driven by higher volumes and new business in both the automotive sector and dedicated services. These improvements were partially offset by higher medical benefit costs. Business segment earnings before tax as a percentage of operating revenue were 6.3%, up 90 basis points from 5.4% in the year-earlier period.

Corporate Financial Information

Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the fourth quarter of 2012, CSS costs were $48.7 million, compared with $51.7 million in the year-earlier period, reflecting primarily lower compensation-related expenses and professional fees.

Non-Operating Pension Costs
Non-operating components of pension costs are excluded from segment earnings before tax in order to more accurately reflect the operating performance of the business segments. Non-operating pension costs totaled $7.9 million in the fourth quarter of 2012, up from $4.7 million in the year-earlier period. The increase reflects lower assumed pension asset returns for 2012.

Restructuring and Other Items
In the fourth quarter of 2012, as a direct result of Superstorm Sandy, the Company incurred a liability of $8.2 million ($5.1 million after-tax) for property damage to vehicles owned by full service lease customers for which Ryder has liability under certain agreements. The Company is currently pursuing recovery of these losses under applicable property and casualty insurance programs. However, because recovery of these losses is uncertain, no offsetting benefits were recognized in the fourth quarter. Insurance recoveries will be recognized if and when they are probable of receipt. In December 2012, the Company enhanced its insurance coverage to mitigate this type of risk in the future.
Additionally, Company-owned units with a carrying value of $15.7 million were damaged or completely destroyed as a direct result of Superstorm Sandy. The Company expects to recover at least the cost of repairs or carrying value of these assets from insurance proceeds and customer billings.

Income Taxes
The Company's effective income tax rate from continuing operations for the fourth quarter of 2012 was 32.9% of earnings before tax compared with 34.8% in the year-earlier period. The decline in effective tax rate reflects a higher proportionate amount of earnings in lower tax rate jurisdictions.

Capital Expenditures
Capital expenditures were $2.16 billion for 2012, compared with $1.76 billion in the same period of 2011. Net capital expenditures (including proceeds from the sale of assets) were $1.62 billion for 2012, up from $1.42 billion in the same period of 2011. The increase in capital expenditures reflects planned investments to fulfill contractual full service lease sales to customers that are renewing and growing their fleets with Ryder.

Cash Flow
Operating cash flow from continuing operations in 2012 was $1.13 billion, up 9% from $1.04 billion in the same period of 2011, due to higher cash-based earnings. Total cash generated (including proceeds from used vehicle sales) from continuing operations in 2012 was $1.75 billion, up 21% from $1.44 billion in the same period of 2011. The increase in total cash generated includes a $130 million sale leaseback of revenue earning equipment as well as higher used vehicle sales proceeds. Free cash flow from continuing operations in 2012 was negative $384.2 million, down from a negative $256.8 million in the same period of 2011, due primarily to increased investments in full service lease vehicles to fulfill signed contracts.

Leverage
Balance sheet debt as of December 31, 2012 increased by $438.7 million compared with year-end 2011, due primarily to increased vehicle investments. The leverage ratio for balance sheet debt as of December 31, 2012 was 260%, compared with 257% at year-end 2011. Total obligations to equity as of December 31, 2012 were 270%, up from 261% at year end 2011. This increase reflects a pension equity charge and, to a lesser extent, growth in the business. Total obligations to equity remain within Ryder's long-term target range of 250% to 300%.

2013 Earnings Forecast

Commenting on the Company's outlook, Ryder President and Chief Executive Officer Robert Sanchez said, “Our solid execution, along with the fleet right-sizing and other cost initiatives we undertook in 2012, helped us close the year with higher revenue and a double-digit earnings increase. Although customers' confidence levels and their willingness to sign long-term contracts are still affected by soft and uncertain economic conditions, we are confident that we can profitably grow contractual revenue in both of our business segments in 2013.
“In Fleet Management Solutions, we expect continued growth in our full service lease and contract maintenance offerings. Given continued strong lease fleet replacement activity, our fleet is becoming newer and, therefore, less costly to maintain. Although rental demand is expected to be modestly lower, we should see improved utilization levels and pricing on a smaller fleet. In used vehicle sales, we expect higher volumes with continued strong pricing, although modestly lower than 2012. In addition, we expect depreciation benefits associated with strong used vehicle pricing realized over the past few years.
“In Supply Chain Solutions, our growth from new business and improved retention levels is expected to more than offset modest anticipated volume declines in the high-tech and consumer packaged goods sectors. This growth and the resulting overhead leverage is forecast to lead to continued margin expansion this year.
“In addition, we believe our ongoing focus on new capabilities and innovation will continue to enhance our value propositions across both business segments in ways that appeal to companies that have not outsourced before.
“Overall, we expect the forward momentum of our business will enable us to deliver organic growth and strong earnings, while continuing strategic investments and overcoming headwinds including higher insurance, medical and compensation costs. Based on this outlook, we expect to deliver record comparable earnings per share in 2013, with significant continued upside in future years.”
Ryder forecasts full-year 2013 comparable earnings from continuing operations to be in the range of $4.70 to $4.85 per diluted share, up 7% to 10% from $4.41 per diluted share in 2012. Full-year earnings comparisons exclude non-operating pension costs of $0.24 per diluted share in 2013, and $0.37 per diluted share in 2012. The Company is also establishing a first quarter 2013 comparable earnings forecast of $0.75 to $0.80 per diluted share, up 9% to 16% from $0.69 in the first quarter of 2012. First quarter earnings comparisons exclude non-operating pension costs of $0.06 per diluted share in 2013, and

$0.10 per diluted share in 2012. Total revenue for the full-year 2013 is forecast to be approximately $6.50 billion, up 4% from $6.26 billion in 2012. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the full-year 2013 is forecast to be approximately $5.29 billion, up 4% from $5.07 billion in 2012.

Supplemental Company Information

Full-Year 2012 Operating Results
Total revenue from continuing operations for the full-year 2012 was $6.26 billion, up 3% from $6.05 billion in 2011. Operating revenue from continuing operations for the full-year 2012 was $5.07 billion, up 5% from $4.81 billion in 2011.
Ryder's 2012 earnings from continuing operations were $200.9 million, compared with $171.4 million in the year-earlier period. Earnings per diluted share from continuing operations were $3.91 for 2012, up 18% versus $3.31 in 2011. Full-year 2012 comparable earnings from continuing operations were $207.4 million, an improvement of 15% from $180.6 million in 2011. Comparable 2012 earnings per diluted share from continuing operations of $4.04 rose 16% from $3.49 in 2011. Comparable earnings and earnings per share from continuing operations excluded restructuring and other items, and certain tax items in both 2012 and 2011.
Ryder's 2012 net earnings, including discontinued operations, were $210.0 million, up 24% compared with $169.8 million in 2011. Earnings per diluted share were $4.09 for 2012, an improvement of 25% from $3.28 in 2011.

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder's stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor's 500 Index. The Company's financial performance is reported in the following two, inter-related business segments:

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Fleet Management Solutions - The FMS business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, financing, maintenance, management, and disposal of vehicles. Ryder's commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.

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Supply Chain Solutions - The SCS business segment offers a broad range of innovative logistics management services that are designed to optimize a customer's supply chain and address key customer business requirements. The segment now includes all activity related to the Company's dedicated solution (dedicated contract carriage). These solutions involve strategically designed processes that direct the movement of materials and related information from the acquisition of raw materials to the delivery of finished products to the end user.

Notations
Earnings Before Tax (EBT): Ryder's primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.

Capital Expenditures: In Ryder's business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder's FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company's fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding revenue growth, maintenance costs, rental utilization and pricing, used vehicle results, future earnings, and about the economic trends that may affect our future operations and provide upside in future years. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, increases or decreases in market demand in the commercial rental market, fluctuations in market demand on the sale of used vehicles impacting our pricing and our anticipated proportion of retail versus wholesale sales, higher than expected maintenance costs, lower than expected savings resulting from our company-wide cost savings initiatives, a slowdown of the economic recovery and decreases in freight demand, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, uncertainty or decline in economic and market conditions affecting contractual lease demand, competition from other service providers, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in customers' business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, sudden or unusual changes in fuel prices, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules, including comparable earnings from continuing operations, 2013 comparable earnings forecasts, operating revenue, total cash generated, free cash flow, total obligations, and the ratios based on these financial measures, as well as the other financial measures identified in the tables following this release. Additional information as required by

Regulation G regarding non-GAAP financial measures can be found in our investor presentation for the quarter, our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this news release with the SEC, which are available in the Investors area of our website at http://investors.ryder.com.

Beginning in 2013, comparable earnings and the other financial measures and ratios derived from comparable earnings will exclude non-operating pension costs. Historical financial information through December 31, 2012 included in this news release is calculated using our old method, which includes non-operating pension costs. Forecast information for 2013 in this news release is calculated using our new method, which excludes non-operating pension costs. For more information on our new calculation method and the differences between our new method and our old method, see our investor presentation for the quarter, which is available in the Investors area of our website at http://investors.ryder.com and is filed as an exhibit to our Form 8-K filed as of the date of this news release with the SEC.

Conference Call and Webcast Information:
Ryder's earnings conference call and webcast is scheduled for Thursday, January 31, 2013, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Executive Chairman Greg Swienton, President and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

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To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG3828610 and Passcode: RYDER.

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To access audio replays of the conference and view a presentation of Ryder's earnings results: Dial 1-888-568-0403 (outside U.S. dial 1-203-369-3918), then view the presentation by visiting the Investors area of Ryder's website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended December 31, 2012 and 2011
(In millions, except per share amounts)

	Three Months		Twelve Months
	2012	2011	2012	2011

Lease and rental revenues	$688.0	664.5	$2,695.4	2,553.9
Services revenue	685.7	666.0	2,707.0	2,609.2
Fuel services revenue	209.8	210.6	854.6	887.5
Total revenues	1,583.5	1,541.1	6,257.0	6,050.5

Cost of lease and rental	476.2	446.6	1,890.7	1,746.1
Cost of services	576.3	560.0	2,274.1	2,186.4
Cost of fuel services	206.1	207.7	838.7	873.5
Other operating expenses	35.0	34.1	135.9	129.2
Selling, general and administrative expenses	198.7	202.9	766.7	771.2
Gains on vehicle sales, net	(21.4)	(16.6)	(89.1)	(62.9)
Interest expense	35.3	33.0	140.6	133.2
Miscellaneous income, net	(4.5)	(2.6)	(11.7)	(9.1)
Restructuring and other charges, net	—	2.9	8.1	3.7
	1,501.7	1,468.0	5,953.9	5,771.1

Earnings from continuing operations before income taxes	81.8	73.1	303.1	279.4
Provision for income taxes	26.9	25.4	102.2	108.0
Earnings from continuing operations	54.9	47.7	200.9	171.4
(Loss) earnings from discontinued operations, net of tax	(1.1)	0.4	9.1	(1.6)
Net earnings	$53.8	48.1	$210.0	169.8

Earnings (loss) per common share - Diluted
Continuing operations	$1.07	0.92	$3.91	3.31
Discontinued operations	(0.02)	0.01	0.18	(0.03)
Net earnings	$1.05	$0.93	$4.09	3.28

Earnings per share information - Diluted
Earnings from continuing operations	$54.9	47.7	$200.9	171.4
Less: Distributed and undistributed earnings allocated to nonvested stock	(0.7)	(0.8)	(2.6)	(2.7)
Earnings from continuing operations available to common stockholders	$54.2	46.9	$198.3	168.6

Weighted-average shares outstanding - Diluted	50.8	50.7	50.7	50.9

Memo:
Depreciation expense	$241.2	227.0	$939.7	872.3
Subcontracted transportation	$86.1	93.5	$336.1	348.5

Comparable earnings per share from continuing operations: *
EPS from continuing operations	$1.07	0.92	$3.91	3.31
Superstorm Sandy vehicle-related losses	0.10	—	0.10	—
Net tax (benefits) charges	—	—	(0.08)	0.09
Restructuring and other charges	—	0.04	0.11	0.05
Acquisition-related transaction costs	—	0.01	—	0.04
Comparable EPS from continuing operations*	$1.17	0.97	$4.04	3.49

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	December 31, 2012	December 31, 2011

Assets:
Cash and cash equivalents	$66.4	104.6
Other current assets	973.8	983.6
Revenue earning equipment, net	5,754.6	5,049.7
Operating property and equipment, net	624.9	624.2
Other assets	899.3	855.8
	$8,319.0	7,617.8

Liabilities and shareholders' equity:
Short-term debt and current portion of long-term debt	$368.0	274.4
Other current liabilities	904.7	899.5
Long-term debt	3,452.8	3,107.8
Other non-current liabilities (including deferred income taxes)	2,126.0	2,018.1
Shareholders' equity	1,467.5	1,318.2
	$8,319.0	7,617.8

SELECTED KEY RATIOS AND METRICS

	December 31, 2012	December 31, 2011

Debt to equity	260%	257%
Total obligations to equity *	270%	261%
Effective interest rate (average cost of debt)	3.8%	4.3%

	Twelve months ended December 31,
	2012	2011

Cash provided by operating activities from continuing operations	$1,134.1	1,042.0
Free cash flow *	(384.2)	(256.8)
Capital expenditures paid	2,133.2	1,698.6

Capital expenditures (accrual basis)	$2,160.8	1,759.9
Less: Proceeds from sales (primarily revenue earning equipment)	(412.8)	(300.2)
Less: Sale and leaseback of revenue earning equipment	(130.2)	(37.4)
Net capital expenditures	$1,617.8	1,422.2

	Twelve months ended December 31,
	2012	2011

Return on average shareholders' equity	14.9%	11.9%
Return on average assets	2.6%	2.3%
Adjusted return on capital *	5.6%	5.7%
Weighted average cost of capital	4.8%	5.5%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended December 31, 2012 and 2011
(Dollars in millions)

	Three Months			Twelve Months
	2012	2011	B(W)	2012	2011	B(W)

Revenue:
Fleet Management Solutions:
Full service lease	$536.7	508.4	6%	$2,102.2	1,996.3	5%
Contract maintenance	46.9	46.0	2%	187.2	182.3	3%
Contractual revenue	583.7	554.4	5%	2,289.4	2,178.6	5%
Contract-related maintenance	49.3	41.8	18%	187.0	165.6	13%
Commercial rental	197.4	200.3	(1)%	772.8	722.6	7%
Other	19.1	16.7	14%	72.0	69.1	4%
Fuel	268.2	261.3	3%	1,084.2	1,082.5	—%
Total Fleet Management Solutions	1,117.7	1,074.7	4%	4,405.3	4,218.3	4%
Supply Chain Solutions	575.3	565.3	2%	2,280.6	2,206.0	3%
Eliminations	(109.4)	(98.9)	(11)%	(428.9)	(373.8)	(15)%
Total revenue	$1,583.5	1,541.1	3%	$6,257.0	6,050.5	3%

Operating Revenue: *
Fleet Management Solutions	$849.5	813.3	4%	$3,321.2	3,135.9	6%
Supply Chain Solutions	489.1	471.8	4%	1,944.5	1,857.5	5%
Eliminations	(51.0)	(48.1)	(6)%	(199.3)	(178.8)	(11)%
Total operating revenue	$1,287.6	1,237.0	4%	$5,066.3	4,814.6	5%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$86.0	73.8	17%	$307.6	265.7	16%
Supply Chain Solutions	31.0	25.5	22%	115.2	104.9	10%
Eliminations	(8.6)	(7.1)	(21)%	(29.3)	(24.2)	(21)%
	108.4	92.2	18%	393.6	346.4	14%
Unallocated Central Support Services	(10.5)	(11.1)	6%	(42.3)	(42.5)	—%
Non-operating pension costs	(7.9)	(4.7)	(68)%	(31.4)	(18.7)	(68)%
Restructuring and other charges, net and other items	(8.2)	(3.3)	NM	(16.7)	(5.8)	NM
Earnings from continuing operations
before income taxes	81.8	73.1	12%	303.1	279.4	8%
Provision for income taxes	26.9	25.4	(6)%	102.2	108.0	5%
Earnings from continuing operations	$54.9	47.7	15%	$200.9	171.4	17%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended December 31, 2012 and 2011
(Dollars in millions)

	Three Months			Twelve Months
	2012	2011	B(W)	2012	2011	B(W)

Fleet Management Solutions

Total revenue	$1,117.7	1,074.7	4%	$4,405.3	4,218.3	4%
Fuel revenue	(268.2)	(261.3)	3%	(1,084.2)	(1,082.5)	—%
Operating revenue *	$849.5	813.3	4%	$3,321.1	3,135.9	6%

Segment earnings before income taxes	$86.0	73.8	17%	$307.6	265.7	16%

Earnings before income taxes as % of total revenue	7.7%	6.9%		7.0%	6.3%

Earnings before income taxes as % of operating revenue*	10.1%	9.1%		9.3%	8.5%

Supply Chain Solutions

Total revenue	$575.3	565.3	2%	$2,280.6	2,206.0	3%
Subcontracted transportation	(86.1)	(93.5)	(8)%	(336.1)	(348.5)	(4)%
Operating revenue *	$489.1	471.8	4%	$1,944.5	1,857.5	5%

Segment earnings before income taxes	$31.0	25.5	22%	$115.2	104.9	10%

Earnings before income taxes as % of total revenue	5.4%	4.5%		5.1%	4.8%

Earnings before income taxes as % of operating revenue*	6.3%	5.4%		5.9%	5.6%

Memo:
Dedicated services operating revenue *	$289.4	267.0	8%	$1,137.4	1,027.2	11%
Dedicated services subcontracted transportation	33.4	48.1	(31)%	157.7	165.8	(5)%
Dedicated services total revenue	322.8	315.2	2%	1,295.1	1,193.0	9%

Fuel costs	$65.9	59.9	(10)%	$258.9	223.7	(16)%

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

					Change 2012/2011
	Three months ended December 31,		Year ended December 31,		Three Months	Twelve Months
	2012	2011	2012	2011

Full service lease
Average fleet count	122,100	120,400	121,900	116,200	1%	5%
End of period fleet count	122,400	121,000	122,400	121,000	1%	1%
Miles/unit per day change - % (a)	1.6%	(2.6)%	1.2%	(0.1)%	420 bps	130 bps

Commercial rental
Average fleet count	38,600	39,800	40,100	36,600	(3)%	10%
End of period fleet count	38,000	39,600	38,000	39,600	(4)%	(4)%
Rental utilization - power units	78.2%	78.9%	74.9%	77.6%	(70) bps	(270) bps
Rental rate change - % (b)	3.2%	7.7%	4.3%	10.1%	(450) bps	(580) bps

Customer vehicles under
contract maintenance
Average fleet count	37,500	35,100	36,500	34,100	7%	7%
End of period fleet count	37,800	35,300	37,800	35,300	7%	7%

SCS
Average fleet count (c)	11,500	11,300	11,500	11,100	2%	4%

Used vehicle sales (UVS)
Average UVS inventory	9,500	5,700	8,800	5,200	67%	69%
End of period fleet count	9,200	6,300	9,200	6,300	46%	46%
Used vehicles sold	5,400	4,200	22,200	16,900	29%	31%
UVS pricing change - % (d)
Tractors	(9)%	29%	—%	37%
Trucks	2%	—%	2%	23%

Notes:

(a)
Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units (restated to exclude vehicles not yet earning revenue and vehicles no longer earning revenue).

(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)	These vehicle counts are also included within the average fleet counts for full service lease and commercial rental.
(d)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Total revenue	$1,583.5	1,541.1	$6,257.0	6,050.5
Fuel services and subcontracted transportation revenue	(354.4)	(354.8)	(1,420.2)	(1,431.0)
Fuel eliminations	58.4	50.7	229.6	195.0
Operating revenue *	$1,287.6	1,237.0	$5,066.3	4,814.6

DEBT TO EQUITY RECONCILIATION	December 31, 2012	% to Equity	December 31, 2011	% to Equity

On-balance sheet debt	$3,820.8	260%	$3,382.1	257%
Off-balance sheet debt - PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	148.0		64.0
Total obligations *	$3,968.8	270%	$3,446.1	261%

CASH FLOW RECONCILIATION	Year ended December 31,
	2012	2011

Net cash provided by operating activities from continuing operations	$1,134.1	1,042.0
Proceeds from sales (primarily revenue earning equipment)	412.8	300.2
Sale and leaseback of revenue earning equipment	130.2	37.4
Collections on direct finance leases	71.9	62.2
Total cash generated *	1,749.0	1,441.8
Capital expenditures	(2,133.2)	(1,698.6)
Free cash flow *	$(384.2)	(256.8)

RETURN ON CAPITAL RECONCILIATION	Year ended December 31,
	2012	2011

Net earnings (12-month rolling period)	$210.0	169.8
+ Restructuring and other items	16.7	5.7
+ Income taxes	90.9	108.4
Adjusted earnings before income taxes	317.6	284.0
+ Adjusted interest expense (b)	143.4	135.1
- Adjusted income taxes	(166.6)	(156.6)
= Adjusted net earnings for ROC (numerator)	$294.3	262.5

Average total debt	$3,707.1	3,078.5
Average off-balance sheet debt	126.1	77.6
Average shareholders' equity	1,406.6	1,428.0
Adjustment to equity (c)	(2.9)	4.2
Adjusted average total capital (denominator)	$5,236.8	4,588.3

Adjusted ROC *	5.6%	5.7%

Notes:
(a) Discounted at the incremental borrowing rate at lease inception.
(b) Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c) Represents comparable earnings items for those periods.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

	Three Months			Twelve Months
	2012			2012
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,583.5	—	$1,583.5	$6,257.0	—	$6,257.0

Cost of lease and rental	476.2	—	476.2	1,890.7	—	1,890.7
Cost of services (a)	576.3	(8.2)	568.1	2,274.1	(8.2)	2,265.9
Cost of fuel services	206.1	—	206.1	838.7	—	838.7
Other operating expenses	35.0	—	35.0	135.9	—	135.9
Selling, general and administrative expenses (b)	198.7	—	198.7	766.7	(0.4)	766.3
Gains on vehicle sales, net	(21.4)	—	(21.4)	(89.1)	—	(89.1)
Interest expense	35.3	—	35.3	140.6	—	140.6
Miscellaneous income, net	(4.5)	—	(4.5)	(11.7)	—	(11.7)
Restructuring and other charges, net (c)	—	—	—	8.1	(8.1)	—
	1,501.7	(8.2)	1,493.5	5,954.0	(16.7)	5,937.3
Earnings from continuing operations before income taxes	81.8	8.2	90.1	303.1	16.7	319.8
Provision for income taxes (d)	(26.9)	(3.1)	(30.0)	(102.2)	(10.1)	(112.3)
Earnings from continuing operations	54.9	5.1	60.1	200.9	6.6	207.4

Tax rate on continuing operations	32.9%		33.3%	33.7%		35.1%

Earnings per common share - Diluted:
Continuing operations	$1.07	0.10	$1.17	$3.91	0.13	$4.04

	Three Months			Twelve Months
	2011			2011
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,541.1	—	$1,541.1	$6,050.5	—	$6,050.5

Cost of lease and rental	446.6	—	446.6	1,746.1	—	1,746.1
Cost of services	560.0	—	560.0	2,186.4	—	2,186.4
Cost of fuel services	207.7	—	207.7	873.5	—	873.5
Other operating expenses	34.1	—	34.1	129.2	—	129.2
Selling, general and administrative expenses (b)	202.9	(0.4)	202.5	771.2	(2.1)	769.1
Gains on vehicle sales, net	(16.6)	—	(16.6)	(62.9)	—	(62.9)
Interest expense	33.0	—	33.0	133.2	—	133.2
Miscellaneous income, net	(2.6)	—	(2.6)	(9.1)	—	(9.1)
Restructuring and other charges, net (e)	2.9	(2.9)	—	3.7	(3.7)	—
	1,468.0	(3.3)	1,464.7	5,771.1	(5.8)	5,765.3
Earnings from continuing operations before income taxes	73.1	3.3	76.4	279.4	5.8	285.2
Provision for income taxes (f)	(25.4)	(0.9)	(26.3)	(108.0)	3.5	(104.5)
Earnings from continuing operations	47.7	2.4	50.1	171.4	9.3	180.6

Tax rate on continuing operations	34.8%		34.4%	38.7%		36.7%

Earnings per common share - Diluted:
Continuing operations	$0.92	0.05	$0.97	$3.31	0.18	$3.49

Notes regarding adjustments:
(a)	Superstorm Sandy vehicle-related losses
(b)	Transaction costs associated with the acquisition of Euroway (2012) and Hill Hire (2011).
(c)	Restructuring charges for severance and other termination costs due to workforce reductions and a charge associated with non-essential leased facilities assumed in the Hill Hire acquisition.
(d)	Tax law change in the U.K., tax benefit related to favorable resolution of a tax item from prior periods and tax impact of other comparable items.
(e)	Restructuring and other charges for acquisition-related severance and equipment contract termination costs.
(f)	Tax law change in Michigan and tax impact of other comparable items.
* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.